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                                                                    EXHIBIT 10.7


                           Varco International Inc.
                                 Amendment to
                               Stock Bonus Plan



          RESOLVED, that Sections 4.02 and 6.02 of the Varco International Inc. Stock Bonus Plan be, and the same hereby are, amended to read in their entirety as follows:

          "4.02 The total number of shares of Common Stock which may be subject to Bonus Awards granted under the Plan shall not exceed 1,000,000 shares, subject, however, to adjustment pursuant to the provisions of
          Section 4.03. Any shares of Common Stock subject to Bonus Awards granted under the Plan but not issued because of the termination of an Employee's employment with the Company or otherwise shall not be available for the grant of future Bonus Awards under the Plan".

          "6.02 The Board may at any time terminate the Plan by appropriate corporate resolution. Unless sooner terminated by the Board, the Plan shall automatically terminate upon the earlier of (i) the 15th anniversary of the date the Plan was adopted by the Board or (ii) the first date when all the shares available for the grant of Bonus Awards under the Plan shall have been granted. Under no circumstances shall the termination of the Plan affect the rights of any Employee with respect to any Bonus Award granted to him prior to such termination, and any such Bonus Award shall continue to be paid in accordance with its designated payment schedule.